Exhibit 10(w)

NORTHROP GRUMMAN

SAVINGS EXCESS PLAN

(Amended and Restated Effective as of January 1, 2012)

TABLE OF CONTENTS

INTRODUCTION	2

ARTICLE I DEFINITIONS	2
1.1 Definitions	2

ARTICLE II PARTICIPATION	6
2.1 In General	6
2.2 Disputes as to Employment Status	6

ARTICLE III DEFERRAL ELECTIONS	7
3.1 Elections to Defer Eligible Compensation	7
3.2 Contribution Amounts	7
3.3 Crediting of Deferrals	8
3.4 Maximum Contributions	8
3.5 Investment Elections	8
3.6 Investment Return Not Guaranteed	9

ARTICLE IV ACCOUNTS	9
4.1 Accounts	9
4.2 Valuation of Accounts	9
4.3 Use of a Trust	10

ARTICLE V VESTING AND FORFEITURES	10
5.1 In General	10
5.2 Exceptions	10

ARTICLE VI DISTRIBUTIONS	11
6.1 Distribution Rules for Non-RAC Amounts	11
6.2 Distribution Rules for RAC Subaccount	12
6.3 Effect of Taxation	12
6.4 Permitted Delays	12
6.5 Payments Not Received At Death	12
6.6 Inability to Locate Participant	12
6.7 Committee Rules	13

ARTICLE VII ADMINISTRATION	13
7.1 Committees	13
7.2 Committee Action	13
7.3 Powers and Duties of the Administrative Committee	14
7.4 Powers and Duties of the Investment Committee	14
7.5 Construction and Interpretation	15
7.6 Information	15
7.7 Committee Compensation, Expenses and Indemnity	15
7.8 Disputes	15

ARTICLE VIII MISCELLANEOUS	16
8.1 Unsecured General Creditor	16
8.2 Restriction Against Assignment	16

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8.3 Restriction Against Double Payment	17
8.4 Withholding	17
8.5 Amendment, Modification, Suspension or Termination	17
8.6 Governing Law	18
8.7 Receipt and Release	18
8.8 Payments on Behalf of Persons Under Incapacity	18
8.9 Limitation of Rights and Employment Relationship	18
8.10 Headings	18
8.11 Liabilities Transferred to HII	18

APPENDIX A – 2005 TRANSITION RELIEF	1
A.1 Cash-Out	1
A.2 Elections	1
A.3 Key Employees	1

APPENDIX B – DISTRIBUTION RULES FOR PRE-2005 AMOUNTS	1
B.1 Distribution of Contributions	1

APPENDIX C – MERGED PLANS	1
C.1 Plan Mergers	1
C.2 Merged Plans – General Rule	1

APPENDIX D – COMMITTEES AND APPOINTMENTS	1

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INTRODUCTION

The Northrop Grumman Savings Excess Plan (the “Plan”) was last amended and restated effective as of January 1, 2011. This restatement amends that version of the Plan, and is effective January 1, 2012. This restatement includes changes that apply to amounts earned and vested under the Plan prior to 2005.

Northrop Grumman Corporation (the “Company”) established this Plan for participants in the Northrop Grumman Savings Plan who exceed the limits under sections 401(a)(17) or 415(c) of the Internal Revenue Code. This Plan is intended (1) to comply with section 409A of the Internal Revenue Code, as amended (the “Code”) and official guidance issued thereunder (except with respect to amounts covered by Appendix B), and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE I

DEFINITIONS

1.1	Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” shall mean the recordkeeping account set up for each Participant to keep track of amounts to his or her credit.

(b) “Administrative Committee” means the committee in charge of Plan administration, as described in Article VII.

(c) “Affiliated Companies” shall mean the Company and any entity affiliated with the Company under Code sections 414(b) or (c).

(d) “Base Salary” shall mean a Participant’s annual base salary, excluding bonuses, commissions, incentive and all other remuneration for services rendered to the Affiliated Companies and prior to reduction for any salary contributions to a plan established pursuant to section 125 of the Code or qualified pursuant to section 401(k) of the Code.

(e) “Basic Contributions” shall have the same meaning as that term is defined in the NGSP.

(f) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a

Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant’s death.

(1) No Beneficiary designation shall become effective until it is filed with the Administrative Committee.

(2) Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary.

No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan, the Administrative Committee and the Company. Effective January 1, 2007, a Participant will automatically revoke a designation of a spouse as primary beneficiary upon the dissolution of their marriage.

(3) In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan, the Administrative Committee and the Company.

(4) Payment by the Affiliated Companies pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Affiliated Companies.

(g) “Board” shall mean the Board of Directors of the Company.

(h) “Bonuses” shall mean the bonuses earned under the Company’s formal incentive plans as defined by the Administrative Committee.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Committees” shall mean the Committees appointed as provided in Article VII.

(k) “Company” shall mean Northrop Grumman Corporation and any successor.

(l) “Company Contributions” shall mean contributions by the Company to a Participant’s Account.

(m) “Compensation” shall be Compensation as defined by Section 5.01 of the NGSP.

(n) “Disability” or “Disabled” shall mean the Participant’s inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Administrative Committee.

(o) “Eligible Compensation” shall mean (1) Compensation prior to January 1, 2009, and (2) after 2008, Base Salary and Bonuses, reduced by the amount of any deferrals made from such amounts under the Northrop Grumman Deferred Compensation Plan.

(p) “Eligible Employee” shall mean any Employee who meets the following conditions:

(1) he or she is eligible to participate in the NGSP;

(2) he or she is classified by the Affiliated Companies as an Employee and not as an independent contractor; and

(3) he or she meets any additional eligibility criteria set by the Administrative Committee.

Additional eligibility criteria established by the Administrative Committee may include specifying classifications of Employees who are eligible to participate and the date as of which various groups of Employees will be eligible to participate. This includes, for example, Administrative Committee authority to delay eligibility for employees of newly acquired companies who become Employees.

(q) “Employee” shall mean any common law employee of the Affiliated Companies who is classified as an employee by the Affiliated Companies.

(r) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(s) “Investment Committee” means the committee in charge of investment aspects of the Plan, as described in Article VII.

(t) “Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

(u) “NGSP” means the Northrop Grumman Savings Plan.

(v) “Open Enrollment Period” means the period designated by the Administrative Committee for electing deferrals for the following Plan Year.

(w) “Participant” shall mean any Eligible Employee who participates in this Plan in accordance with Article II or any Employee who is a RAC Participant.

(x) “Payment Date” shall mean:

(1) for distributions upon early termination under Section B.1(a), a date after the end of the month in which termination of employment occurs; and

(2) for distributions after Retirement, Disability or death under Section B.1(b), a date after the end of the month in which occurs Retirement, the determination of Disability by the Administrative Committee, or the notification of the Administrative Committee of the Participant’s death (or later qualification of the Beneficiary or Beneficiaries), as applicable.

The exact date in each case will be determined by the Administrative Committee to allow time for administrative processing.

(y) “Plan” shall be the Northrop Grumman Savings Excess Plan.

(z) “Plan Year” shall be the calendar year.

(aa) “RAC Contributions” shall mean the Company contributions under Section 3.2(b)(2).

(bb) “RAC Participant” shall mean an Employee who is eligible to participate in the NGSP, receives Retirement Account Contributions under the NGSP, and is classified by the Affiliated Companies as an Employee and not as an independent contractor. Notwithstanding the foregoing, an Employee who becomes eligible to participate in the Officers Supplemental Executive Retirement Program II (“OSERP II”) under the Northrop Grumman Supplemental Plan 2 shall immediately cease to be eligible for RAC Contributions.

(cc) “RAC Subaccount” shall mean the portion of a Participant’s Account made up of RAC Contributions and earnings thereon.

(dd) “Retirement” shall mean termination of employment with the Affiliated Companies after reaching age 55.

(ee) “Separation from Service” or “Separates from Service” or “Separating from Service” means a “separation from service” within the meaning of Code section 409A.

ARTICLE II

PARTICIPATION

2.1	In General

(a) An Eligible Employee may become a Participant by complying with the procedures established by the Administrative Committee for enrolling in the Plan. Anyone who becomes an Eligible Employee will be entitled to become a Participant during an Open Enrollment Period.

(b) A RAC Participant will become a Participant when RAC Contributions are first made to his or her RAC Subaccount.

(c) An individual will cease to be a Participant when he or she no longer has a positive balance to his or her Account under the Plan.

2.2	Disputes as to Employment Status

(a) Because there may be disputes about an individual’s proper status as an Employee or non-Employee, this Section describes how such disputes are to be handled with respect to Plan participation.

(b) The Affiliated Companies will make the initial determination of an individual’s employment status.

(1) If an individual is not treated by the Affiliated Companies as a common law employee, then the Plan will not consider the individual to be an “Eligible Employee” and he or she will not be entitled to participate in the Plan.

(2) This will be so even if the individual is told he or she is entitled to participate in the Plan and given a summary of the plan and enrollment forms or other actions are taken indicating that he or she may participate.

(c) Disputes may arise as to an individual’s employment status. As part of the resolution of the dispute, an individual’s status may be changed by the Affiliated Companies from non-Employee to Employee. Such Employees are not Eligible Employees and will not be entitled to participate in the Plan.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Eligible Compensation

(a) Timing. An Eligible Employee who meets the requirements of Section 2.1(a) may elect to defer Eligible Compensation earned in a Plan Year by filing an election in the Open Enrollment Period for the Plan Year. An election to participate for a Plan Year is irrevocable.

(b) Election Rules. An Eligible Employee’s election may be made in writing, electronically, or as otherwise specified by the Administrative Committee. Such election shall specify the Eligible Employee’s rate of deferral for contributions to the Plan, which shall be between 1% and 75%, and shall address distribution of the deferred amounts as described in Section 6.1. All elections must be made in accordance with the rules, procedures and forms provided by the Administrative Committee. The Administrative Committee may change the rules, procedures and forms from time to time and without prior notice to Participants.

(c) Cancellation of Election. If a Participant becomes disabled (as defined under Code section 409A) during a Plan Year, his deferral election for such Plan Year shall be cancelled.

3.2	Contribution Amounts

(a) Participant Contributions. An Eligible Employee’s contributions under the Plan for a Plan Year will begin once his or her Compensation for the Plan Year exceeds the Code section 401(a)(17) limit for the Plan Year. The Participant’s elected deferral percentage will be applied to his or her Eligible Compensation for the balance of the Plan Year.

(b) Company Contributions. The Company will make Company Contributions to a Participant’s Account as provided in (1), (2) and (3) below.

(1) Matching Contributions. The Company will make a Company Contribution equal to the matching contribution rate for which the Participant is eligible under the NGSP for the Plan Year multiplied by the amount of the Participant’s contributions under subsection (a).

(2) RAC Contributions. Effective July 1, 2008, the Company will make RAC Contributions equal to a percentage of a RAC Participant’s Compensation for a Plan Year in excess of the Code section 401(a)(17) limit. The percentage used to calculate a RAC Participant’s contribution for a Plan Year shall be based on the RAC Participant’s age on the last day of the Plan Year as follows:

(i) Three percent if not yet age 35.

(ii) Four percent if 35 or older, but not yet 50.

(iii) Five percent if age 50 or older.

(3) Make-Up Contributions for Contribution Limitation. If an Eligible Employee’s Basic Contributions under the NGSP for a Plan Year are limited by the Code section 415(c) contribution limit before the Eligible Employee’s Basic Contributions under the NGSP are limited by the Code section 401(a)(17) compensation limit, the Company will make a Company Contribution equal to the amount of matching contributions for which the Eligible Employee would have been eligible under the NGSP were Code section 415(c) not applied, reduced by the actual amount of matching contributions made for the Plan Year under the NGSP.

3.3	Crediting of Deferrals

Amounts deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant. Company contributions other than those under Section 3.2(b)(3) will be credited to Accounts as soon as practicable after each payroll cycle in which they accrue. Company contributions under Section 3.2(b)(3) will be credited to Accounts as soon as practicable after each Plan Year.

3.4	Maximum Contributions

Effective January 1, 2011, the total amount of contributions under Sections 3.2(a) and (b) made to the Plan on behalf of each Corporate Policy Council member (“CPC Participant”) shall not exceed $5 million (the “Lifetime Cap”). The following items will not count toward the Lifetime Cap: (a) investment gains or earnings, and (b) amounts originally contributed to other plans that have been or are merged into the Plan. Notwithstanding the foregoing, Company Contributions shall continue to be made to a CPC Participant’s Account until the end of the Plan Year in which the CPC Participant reaches the Lifetime Cap, and any deferral election made by a CPC Participant that is irrevocable under Code section 409A on the date the Lifetime Cap is reached shall remain effective.

3.5	Investment Elections

(a) The Investment Committee will establish a number of different investment funds or other investment options for the Plan. The Investment Committee may change the funds or other investment options from time to time, without prior notice to Participants.

(b) Participants may elect how their future contributions and existing Account balances will be deemed invested in the various investment funds and may change their elections from time to time. If a Participant does not elect how future contributions will be deemed invested, contributions will be deemed invested in the qualified default investment alternative (“QDIA”) that applies to the Participant under the NGSP.

(c) The deemed investments for a RAC Participant’s RAC Subaccount must be the same as the deemed investments for the RAC Participant’s Company contributions under Section 3.2(b)(1).

(d) Selections of investments, changes and transfers must be made according to the rules and procedures of the Administrative Committee.

(1) The Administrative Committee may prescribe rules that may include, among other matters, limitations on the amounts that may be transferred and procedures for electing transfers.

(2) The Administrative Committee may prescribe valuation rules for purposes of investment elections and transfers. Such rules may, in the Administrative Committee’s discretion, use averaging methods to determine values and accrue estimated expenses. The Administrative Committee may change the methods it uses for valuation from time to time.

(3) The Administrative Committee may prescribe the periods and frequency with which Participants may change deemed investment elections and make transfers.

(4) The Administrative Committee may change its rules and procedures from time to time and without prior notice to Participants.

(e) Effective January 13, 2011, Participant investment elections involving a Company stock investment fund (e.g., transfers into or out of the fund) may be restricted, including in accordance with Company policies generally applicable to employee transactions in Company stock.

3.6	Investment Return Not Guaranteed

Investment performance under the Plan is not guaranteed at any level. Participants may lose all or a portion of their contributions due to poor investment performance.

ARTICLE IV

ACCOUNTS

4.1	Accounts

The Administrative Committee shall establish and maintain a recordkeeping Account for each Participant under the Plan.

4.2	Valuation of Accounts

The valuation of Participants’ recordkeeping Accounts will reflect earnings, losses, expenses and distributions, and will be made in accordance with the rules and procedures of the Administrative Committee.

(a) The Administrative Committee may set regular valuation dates and times and also use special valuation dates and times and procedures from time to time under unusual circumstances and to protect the financial integrity of the Plan.

(b) The Administrative Committee may use averaging methods to determine values and accrue estimated expenses.

(c) The Administrative Committee may change its valuation rules and procedures from time to time and without prior notice to Participants.

4.3	Use of a Trust

The Company may set up a trust to hold any assets or insurance policies that it may use in meeting its obligations under the Plan. Any trust set up will be a rabbi trust and any assets placed in the trust shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency.

ARTICLE V

VESTING AND FORFEITURES

5.1	In General

A Participant’s interest in his or her Account will be nonforfeitable, subject to the exceptions in Section 5.2.

5.2	Exceptions

The following exceptions apply to the vesting rule:

(a) A RAC Participant shall become vested in his RAC Subaccount upon completing three years of service. For this purpose, years of service shall be calculated in the same manner as for purposes of determining vesting in Retirement Account Contributions under the NGSP (including the treatment of a break in service).

(b) Forfeitures on account of a lost payee. See Section 6.6.

(c) Forfeitures under an escheat law.

(d) Recapture of amounts improperly credited to a Participant’s Account or improperly paid to or with respect to a Participant.

(e) Expenses charged to a Participant’s Account.

(f) Investment losses.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution Rules for Non-RAC Amounts

The rules in this Section 6.1 apply to distribution of a Participant’s Account other than the RAC Subaccount.

Notwithstanding the foregoing, Appendix B governs the distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A. Thus, this Section 6.1 does not apply to these pre-2005 deferrals, but does apply to all other amounts deferred under the Plan.

(a) Separate Distribution Election. A Participant must make a separate distribution election for each year’s contributions. A Participant generally makes a distribution election at the same time the Participant makes the deferral election, i.e., during the Open Enrollment Period.

(b) Distribution Upon Separation. A Participant may elect on a deferral form to have the portion of his Account related to amounts deferred under the deferral form and Company contributions for the same year (and earnings thereon) distributed in a lump sum or in quarterly or annual installments over a period of 1 to 15 years. Lump sum payments under the Plan will be made in the month following the Participant’s Separation from Service. Installment payments shall commence in the March, June, September or December next following the month of Separation from Service. If a Participant does not make a distribution election and his Account balance exceeds $50,000 and the Participant is age 55 or older at the time the Participant Separates from Service, the Participant will receive quarterly installments over a 10-year period. Otherwise, a Participant not making an election will receive a lump sum payment. Notwithstanding the foregoing, if the Participant’s Account balance is $50,000 or less or the Participant is under age 55 at the time the Participant Separates from Service, the full Account balance shall be distributed in a lump sum payment in the month following the Participant’s Separation from Service.

Notwithstanding the timing rules in the foregoing paragraph, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid six months after the date payments would have commenced absent the six month delay.

(c) Changes in Form of Distribution. A Participant may make up to two subsequent elections to change the form of a distribution for any year’s deferrals and Company contributions. Such an election, however, shall be effective only if the following conditions are satisfied:

(1) The election may not take effect until at least twelve (12) months after the date on which the election is made; and

(2) The distribution will be made exactly five (5) years from the date the distribution would have otherwise been made.

6.2	Distribution Rules for RAC Subaccount

The full balance in a RAC Subaccount shall be distributed in a lump sum upon a RAC Participant’s Separation from Service. Notwithstanding the foregoing, distribution will not be made to a Key Employee upon a Separation from Service until the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

6.3	Effect of Taxation

If Plan benefits are includible in the income of a Participant under Code section 409A prior to actual receipt of the benefits, the Administrative Committee shall immediately distribute the benefits found to be so includible to the Participant.

6.4	Permitted Delays

Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a) The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b) The making of the payment would violate Federal securities laws or other applicable law;

(c) provided, that any payment delayed pursuant to this Section 6.4 shall be paid in accordance with Code section 409A.

6.5	Payments Not Received At Death

In the event of the death of a Participant before receiving a payment, payment will be made to his or her estate if death occurs on or after the date of a check that has been issued by the Plan. Otherwise, payment of the amount will be made to the Participant’s Beneficiary.

6.6	Inability to Locate Participant

In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following the required payment date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture and prior to termination of the Plan, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings for the forfeiture period.

6.7	Committee Rules

All distributions are subject to the rules and procedures of the Administrative Committee. The Administrative Committee may also require the use of particular forms. The Administrative Committee may change its rules, procedures and forms from time to time and without prior notice to Participants.

ARTICLE VII

ADMINISTRATION

7.1	Committees

(a) Effective April 27, 2006, the Administrative Committee shall be comprised of the individuals (in their corporate capacity) who are members of the Administrative Committee for Northrop Grumman Deferred Compensation Plan. If no such Administrative Committee exists, the members of the Administrative Committee for the Plan shall be individuals holding the following positions within the Company (as such titles may be modified from time to time), or their successors in office: the Corporate Vice President and Chief Human Resources and Administration Officer; the Corporate Vice President, Controller and Chief Accounting Officer; the Vice President, Taxation; the Vice President, Compensation, Benefits and HRIS; and the Corporate Director, Benefits Administration and Services. A member of the Administrative Committee may resign by delivering a written notice of resignation to the Corporate Vice President and Chief Human Resources and Administration Officer.

(b) Prior to April 27, 2006, the Administrative Committee shall be comprised of the individuals appointed by the Compensation Committee of the Board (the “Compensation Committee”).

(c) An Investment Committee (referred to together with the Administrative Committee as, the “Committees”), comprised of one or more persons, shall be appointed by and serve at the pleasure of the Board (or its delegate). The number of members comprising the Investment Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Investment Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Investment Committee shall be filled promptly by the Board.

7.2	Committee Action

Each Committee shall act at meetings by affirmative vote of a majority of the members of that Committee. Any determination of action of a Committee may be made or taken by a majority of a quorum present at any meeting thereof, or without a meeting, by resolution or written memorandum signed by a majority of the members of the Committee then in office. A member of a Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of each Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee of which he or she is a member.

The Compensation Committee shall appoint a Chairman from among the members of the Administrative Committee and a Secretary who may or may not be a member of the Administrative Committee. The Administrative Committee shall conduct its business according to the provisions of this Article and the rules contained in the current edition of Robert’s Rules of Order or such other rules of order the Administrative Committee may deem appropriate. The Administrative Committee shall hold meetings from time to time in any convenient location.

7.3	Powers and Duties of the Administrative Committee

The Administrative Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To construe and interpret the terms and provisions of this Plan and make all factual determinations;

(b) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c) To maintain all records that may be necessary for the administration of the Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe (including the power to subdelegate);

(g) To exercise powers granted the Administrative Committee under other Sections of the Plan; and

(h) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue insurance policies purchased in connection with the Plan.

7.4	Powers and Duties of the Investment Committee

The Investment Committee shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select types of investment and the actual investments against which earnings and losses will be measured;

(b) To oversee any rabbi trust; and

(c) To appoint agents, and to delegate to them such powers and duties in connection with its duties as the Investment Committee may from time to time prescribe (including the power to subdelegate).

7.5	Construction and Interpretation

The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, to make factual determinations and to remedy possible inconsistencies and omissions. The Administrative Committee’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.6	Information

To enable the Committees to perform their functions, the Affiliated Companies adopting the Plan shall supply full and timely information to the Committees on all matters relating to the compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Committees may require.

7.7	Committee Compensation, Expenses and Indemnity

(a) The members of the Committees shall serve without compensation for their services hereunder.

(b) The Committees are authorized to employ such accounting, consultants or legal counsel as they may deem advisable to assist in the performance of their duties hereunder.

(c) To the extent permitted by ERISA and applicable state law, the Company shall indemnify and hold harmless the Committees and each member thereof, the Board and any delegate of the Committees who is an employee of the Affiliated Companies against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under ERISA and state law.

7.8	Disputes

The Company’s standardized “Northrop Grumman Nonqualified Retirement Plans Claims and Appeals Procedures” shall apply in handling claims and appeals under this Plan.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Affiliated Companies. No assets of the Affiliated Companies shall be held in any way as collateral security for the fulfilling of the obligations of the Affiliated Companies under this Plan. Any and all of the Affiliated Companies’ assets shall be, and remain, the general unpledged, unrestricted assets of the Affiliated Companies. The obligation under the Plan of the Affiliated Companies adopting the Plan shall be merely that of an unfunded and unsecured promise of those Affiliated Companies to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Affiliated Companies that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2	Restriction Against Assignment

(a) The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

(b) The actions considered exceptions to the vesting rule under Section 5.2 will not be treated as violations of this Section.

(c) Notwithstanding the foregoing, all or a portion of a Participant’s Account balance may be paid to another person as specified in a domestic relations order that the Administrative Committee determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(1) issued pursuant to a State’s domestic relations law;

(2) relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(3) creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan; and

(4) meets such other requirements established by the Administrative Committee.

The Administrative Committee shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Administrative Committee may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.

8.3	Restriction Against Double Payment

If a court orders an assignment of benefits despite Section 8.2, the affected Participant’s benefits will be reduced accordingly. The Administrative Committee may use any reasonable actuarial assumptions to accomplish the offset under this Section.

8.4	Withholding

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes, which are required to be withheld by the Affiliated Companies in respect to such payment or this Plan. The Affiliated Companies shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.5	Amendment, Modification, Suspension or Termination

The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part for any reason. Notwithstanding the foregoing, no amendment or termination of the Plan shall reduce the amount of a Participant’s Account balance as of the date of such amendment or termination. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and at the time described in Article VI, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.

8.6	Governing Law

To the extent not preempted by ERISA, this Plan shall be construed, governed and administered in accordance with the laws of Delaware.

8.7	Receipt and Release

Any payment to a payee in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan, the Committees and the Affiliated Companies. The Administrative Committee may require such payee, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.8	Payments on Behalf of Persons Under Incapacity

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrative Committee and the Company.

8.9	Limitation of Rights and Employment Relationship

Neither the establishment of the Plan, any trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Affiliated Companies or any trustee except as provided in the Plan and any trust agreement; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and any trust agreement.

8.10	Headings

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.11	Liabilities Transferred to HII

Northrop Grumman Corporation distributed its interest in Huntington Ingalls Industries, Inc. (“HII) to its shareholders on March 31, 2011 (the “HII Distribution Date”). Pursuant to an agreement between Northrop Grumman Corporation and HII, on the HII Distribution Date certain employees and former employees of HII ceased to participate in the Plan and the liabilities for these participants’ benefits under the Plan were transferred to HII. On and after the HII Distribution Date, the Company and the Plan, and any successors thereto, shall have no further obligation or liability to any such participant with respect to any benefit, amount, or right due under the Plan.

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IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 27th day of January, 2012.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Denise M. Peppard
Denise Peppard
Corporate Vice President and Chief Human Resources Officer

APPENDIX A – 2005 TRANSITION RELIEF

The following provisions apply only during 2005, pursuant to transition relief granted in IRS Notice 2005-1:

A.1	Cash-Out

Participants Separating from Service during 2005 for any reason before age 55 will receive an immediate lump sum distribution of their Account balances. Other Participants Separating from Service in 2005 will receive payments in accordance with their prior elections.

A.2	Elections

During the Plan’s open enrollment period in June 2005 Participants may fully or partially cancel 2005 deferral elections and receive in 2005 a refund of amounts previously deferred in 2005.

In addition, individuals working in Company facilities impacted by Hurricane Katrina may stop or reduce 2005 elective contributions to the Plan at any time during 2005. All payments under this Section A.2 will be made before the end of calendar year 2005.

A.3	Key Employees

Key Employees Separating from Service on or after July 1, 2005, with distributions subject to Code section 409A and scheduled for payment in 2006 within six months of Separation from Service, may choose I or II below, subject to III:

I.	Delay the distributions described above for six months from the date of Separation from Service. The delayed payments will be paid as a single sum with interest at the end of the six month period, with the remaining payments resuming as scheduled.

II.	Accelerate the distributions described above into a payment in 2005 without interest adjustments.

III.	Key Employees must elect I or II during 2005.

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APPENDIX B – DISTRIBUTION RULES FOR PRE-2005 AMOUNTS

Distribution of amounts earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) are exempt from the requirements of Code section 409A and shall be made in accordance with the Plan terms as in effect on December 31, 2004 and as summarized in the following provisions.

B.1	Distribution of Contributions

(a) Distributions Upon Early Termination.

(1) Voluntary Termination. If a Participant voluntarily terminates employment with the Affiliated Companies before age 55 or Disability, distribution of his or her Account will be made in a lump sum on the Participant’s Payment Date.

(2) Involuntary Termination. If a Participant involuntarily terminates employment with the Affiliated Companies before age 55, distribution of his or her Account will generally be made in quarterly or annual installments over a fixed number of whole years not to exceed 15 years, commencing on the Participant’s Payment Date, in accordance with the Participant’s original election on his or her deferral election form. Payment will be made in a lump sum if the Participant had originally elected a lump sum, if the Account balance is $50,000 or less, or if the Administrative Committee so specifies.

(b) Distribution After Retirement, Disability or Death. In the case of a Participant who separates from service with the Affiliated Companies on account of Retirement, Disability or death and has an Account balance of more than $50,000, the Account shall be paid to the Participant (and after his or her death to his or her Beneficiary) in substantially equal quarterly installments over 10 years commencing on the Participant’s Payment Date unless an optional form of benefit has been specified pursuant to Section B.1(b)(1).

(1) An optional form of benefit may be elected by the Participant, on the form provided by Administrative Committee, during his or her initial election period from among those listed below:

(i) A lump sum distribution on the Participant’s Payment Date.

(ii) Quarterly installments over a period of at least 1 and no more than 15 years beginning on the Participant’s Payment Date.

(iii) Annual installments over a period of at least 2 and no more than 15 years beginning on the Participant’s Payment Date.

(2) A Participant from time to time may modify the form of benefit that he or she has previously elected. Upon his or her separation from service, the most recently elected form of distribution submitted at least 12 months prior to separation will govern. If no such election exists, distributions will be paid under the 10-year installment method.

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(3) In the case of a Participant who terminates employment with the Affiliated Companies on account of Retirement, Disability or death with an Account balance of $50,000 or less, the Account shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date.

(4) In general, upon the Participant’s death, payment of any remaining Account balance will be made to the Beneficiary in a lump sum on the Payment Date. But the Beneficiary will receive any remaining installments (starting on the Payment Date) if the Participant was receiving installments, or if the Participant died on or after age 55 with an Account balance over $50,000 and with an effective installment payout election in place. In such cases, the Beneficiary may still elect a lump sum payment of the remaining Account balance, but only with the Administrative Committee’s consent.

(5) In the event that this Plan is terminated, the amounts allocated to a Participant’s Account shall be distributed to the Participant or, in the event of his or her death, to his or her Beneficiary in a lump sum.

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APPENDIX C – MERGED PLANS

C.1	Plan Mergers

(a) Merged Plans. As of their respective effective dates, the plans listed in (c)(the “Merged Plans”) are merged into this Plan. All amounts from those plans that were merged into this Plan are held in their corresponding Accounts.

(b) Accounts. Effective as of the dates below, Accounts are established for individuals who, before the merger, had account balances under the merged plans. These individuals will not accrue benefits under this Plan unless they become Participants by virtue of being hired into a covered position with an Affiliated Company, but they will be considered Participants for purposes of the merged accounts. The balance credited to the Participant’s merged plan account will, effective as of the date provided in the table below, be invested in accordance with the terms of this Plan. Except as provided in section C.2 below, amounts merged into this Plan from the merged plans are governed by the terms of this Plan.

(c) Table.

Name of Merged Plans	Merger Effective Dates	Merged Account Names

Northrop Grumman Benefits Equalization Plan	December 10, 2004	NG BEP Account

Northrop Grumman Space & Mission Systems Corp. Deferred Compensation Plan	December 10, 2004	S & MS Deferred Compensation Account

BDM International, Inc. 1997 Executive Deferred Compensation Plan (“BDM Plan”)	April 29, 2005	BDM Account

C.2	Merged Plans – General Rule

(a) NG BEP Account and S & MS Deferred Compensation Account. Distributions from Participants’ NG BEP and S & MS Deferred Compensation Accounts are made under the provisions of Appendix B, except as provided in this Section.

(1) Amounts in the Participant’s NG BEP Account and the S & MS Deferred Compensation Account shall be paid out in accordance with elections made under the Merged Plans.

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(2) The Participant’s “Payment Date” for amounts in the NG BEP Account and the S & MS Deferred Compensation Account shall be deemed to be the end of January following the Participant’s termination of employment.

(3) The reference to $50,000 in the provisions of Appendix B shall be deemed to be $5,000 with respect to amounts in the NG BEP Account and the S & MS Deferred Compensation Account.

(4) The Administrative Committee shall assume the rights and responsibilities of the Directors/Committee with respect to determining whether a Participant’s NG BEP Account may be paid out in a form other than the automatic form of payment.

(5) The Administrative Committee shall assume the rights and responsibilities of the Committee or Special Committee with respect to determining whether a Participant’s S & MS Deferred Compensation Account may be paid out in a form other than the automatic form of payment.

(6) For purposes of determining the time of payment of a Participant’s NG BEP Account, a Participant’s employment will not be deemed to have terminated following the Participant’s layoff until the earlier of the end of the twelve-month period following layoff (without a return to employment with the Affiliated Companies) or the date on which the Participant retires under any pension plan maintained by the Affiliated Companies.

(7) A Participant’s S & MS Deferred Compensation Account shall be paid to the Participant no later than the January 5 next preceding the Participant’s 80th birthday.

(8) In no event will payments of amounts in the Participant’s NG BEP Account and the S & MS Deferred Compensation Account be accelerated or deferred beyond the payment schedule provided under the Merged Plans. However, any election to change the time or form of payment for such an amount may be made based on the terms of the relevant Merged Plan as in effect on October 3, 2004.

(b) BDM Account. Distributions of a Participant’s vested BDM Account balance shall be made in accordance with this Section C.2(b), and Article VI shall not apply to such distributions. A Participant shall be vested in his BDM Account balance in accordance with the vesting provisions of the BDM Plan.

(1) Timing of Payment: A Participant’s vested BDM Account balance shall be distributed in accordance with elections made under the BDM Plan. For those Participants who have not commenced distributions as of April 29, 2005, payments from the BDM Account will commence at the time designated on his or her BDM enrollment and election form, unless extended prior to such date. However, if such a Participant did not elect a fixed date (or elect the earlier of a fixed date or termination of employment), his or her vested BDM Account balance will be paid as soon as administratively practicable following termination of employment in the form designated under Section C.2(b)(2) below.

(2) Form of Payment: A Participant’s vested BDM Account balance shall be paid in cash. The vested BDM Account balance will be paid in (i) a lump sum, (ii) five

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(5) or ten (10) substantially equal annual installments (adjusted for gains and losses), or (iii) a combination thereof, as selected by the Participant (or Beneficiary) prior to the date on which amounts are first payable to the Participant (or Beneficiary) under Section C.2(b)(1) above. If the Participant fails to designate properly the manner of payment, such payment will be made in a lump sum.

(3) Death Benefits: If a Participant dies before commencement of payment of his BDM Account balance, the entire Account balance will be paid at the times provided in Section C.2(b)(2) above to his or her Beneficiary. If a Participant dies after commencement but before he or she has received all payments from his vested BDM Account balance, the remaining installments shall be paid annually to the Beneficiary. For purposes of this Section C.2(b), a Participant’s Beneficiary, unless subsequently changed, will be the designated beneficiary(ies) under the BDM Plan or if none, the Participant’s spouse, if then living, but otherwise the Participant’s then living descendants, if any, per stirpes, but, if none, the Participant’s estate.

(4) Lost Participant: In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within three years following the payment date under Section C.2(b)(1) above, the amount allocated to the Participant’s BDM Account shall be forfeited. If, after such forfeiture and prior to termination of the Plan, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings for the forfeiture period. In lieu of such a forfeiture, the Administrative Committee has the discretion to direct distribution of the vested BDM Account balance to any one or more or all of the Participant’s next of kin, and in the proportions as the Administrative Committee determines.

(5) Committee Rules: All distributions are subject to the rules and procedures of the Administrative Committee. The Administrative Committee may also require the use of particular forms. The Administrative Committee may change its rules, procedures and forms from time to time and without prior notice to Participants.

(6) Payment Schedule: In no event will payments of amounts in the Participant’s BDM Account be accelerated or deferred beyond the payment schedule provided under the BDM Plan.

(7) Application to Trustee: BDM International, Inc. set aside amounts in a grantor trust to assist it in meeting its obligations under the BDM Plan. Notwithstanding Section C.2(b)(5) above and the claims procedures provided in Section 7.8, a Participant may make application for payment of benefits under this Section C.2(b) directly to the trustee of such trust.

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APPENDIX D – COMMITTEES AND APPOINTMENTS

Notwithstanding anything to the contrary in this Plan, effective October 25, 2011, the Chief Executive Officer of Northrop Grumman Corporation shall appoint, and shall have the power to remove, the members of (1) an Administrative Committee that shall have responsibility for administering the Plan (including as such responsibilities are described in Article VII of the Plan) and (2) an Investment Committee that shall have responsibility for overseeing any rabbi trusts or other informal funding for the Plan.

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